Exhibit 99.1

Contact:
Jeff Dahncke	Mary Winn Settino
Public Relations	Investor Relations
(914) 767-7690	(914) 767-7216
jeff.dahncke@pepsi.com	marywinn.settino@pepsi.com

THE PEPSI BOTTLING GROUP ANNOUNCES INITIATIVE
TO STRENGTHEN CUSTOMER SERVICE AND DRIVE COST PRODUCTIVITY

SOMERS, NY – November 18, 2008 – The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced a multiyear initiative designed to enhance the company’s operating capabilities around the world. The restructuring program is expected to result in annualized pre-tax savings of $150 to $160 million upon completion.

The initiative, which the company is calling Structured to Succeed, has four primary objectives:

1.	Strengthen PBG’s customer service and selling effectiveness;

2.	Simplify decision making and streamline the organization;

3.	Drive greater cost productivity to adapt to current macroeconomic challenges;

4.	Rationalize the company’s supply chain infrastructure.

“We continue to look for ways to improve our business across all of the beverage segments and geographies in which we compete. We believe that these changes to our organizational structure, combined with the executive appointments we announced earlier this month, will enable us to increase our cost competitiveness, simplify our decision making processes and provide better customer service,” said PBG’s Chairman and Chief Executive Officer Eric Foss. “In addition, these moves will allow our business to better deal with the challenging macroeconomic conditions that currently exist. Once completed, the initiative will improve our operating fundamentals and position us well to capitalize on long-term growth opportunities.”

Restructuring Initiative
PBG will implement the Structured to Succeed initiative across all of its geographic segments. The cost of the multiyear program is projected to result in cumulative charges totaling $140 to $170 million. The initiative is expected to result in annual pre-tax savings of approximately $150 to $160 million, beginning with an anticipated savings of at least $70 million in 2009. A pre-tax charge of $80 to $100 million, or $0.27 to $0.32 per diluted share after-tax, is projected for the fourth quarter of 2008.

In the U.S. and Canada, the company will continue to focus on refining its selling and service organization, reducing its general and administrative expenses, and enhancing the efficiency of its supply chain infrastructure. About 750 jobs are expected to be impacted as the company implements these plans. The company will modify its defined benefit pension plans, which will generate long-term savings and significantly reduce future financial obligations. The pension changes will occur over the next several years and some of the associated charges cannot be estimated at this time. PBG will also take steps to rationalize its supply chain, resulting in the closure of four PBG facilities in the U.S.

The company will also take steps to streamline its organization in Europe in order to improve operating efficiencies and marketplace effectiveness. These actions are expected to impact about 200 jobs across PBG’s European countries.

In Mexico, the company has completed its previously announced strategic review of the business. This process has led to the implementation of a broad range of initiatives designed to improve the profitability of PBG Mexico. These efforts include overhauling the company’s go-to-market system, with an emphasis on achieving greater productivity in the areas of selling and delivery. PBG also plans to close three plants and about 30 distribution centers, as well as eliminate about 700 routes over time. In total, these changes will impact approximately 2,200 jobs in Mexico.

Asset Impairment
Further to these restructuring initiatives, PBG also announced a pre-tax impairment charge of $412 million, or $1.25 per diluted share after-tax, related to its business in Mexico. The non-cash charge stems primarily from the reduction in the value of the company’s Electropura water business, which has performed below expectations. It is the result of the company’s annual impairment testing in accordance with the Financial Accounting Standards Board’s Statement No. 142, “Goodwill and Other Intangible Assets,” and will be recorded in the fourth quarter of 2008.

“We’ve been engaged for the past several months in a comprehensive strategic review of our business in Mexico,” Foss added. “Our review has produced valuable insights into our margin and operating cost structures. We continue to act upon these insights in a manner that will allow us to further improve our profit performance, align our operations with the needs of the marketplace and position PBG well for long-term success across our Mexican territories.”

The restructuring initiative and the impairment charge will result in cumulative pre-tax charges of $492 to $512 million in the fourth quarter of 2008, or $1.52 to $1.57 per diluted share after-tax.

2008 Outlook
PBG now anticipates comparable EPS to be in the range of $2.20 to $2.26. The revised guidance is due primarily to recent economic events, namely the weakening of foreign currencies and a higher than expected interest cost on the company’s recent bond issuance. These two items will negatively impact the company’s previous comparable EPS guidance of $2.32 to $2.38 by $0.12 for the fourth quarter and the full year. Operating free cash flow for 2008 is expected to be about $525 million. The operating free cash flow guidance excludes the charge from the Structured to Succeed initiative. This forecast is based on current exchange rates and does not reflect the potential for further weakening of foreign currencies.

The company expects that the foreign currency weakness and increased interest cost will continue into 2009.

PBG will provide additional details on the Structured to Succeed initiative, as well as its business and financial outlook for fiscal 2009, as part of its fourth quarter 2008 earnings conference call early next year.

About PBG
The Pepsi Bottling Group, Inc. is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages with annual sales of nearly $14 billion. With nearly 70,000 employees worldwide, PBG has operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. For more information, visit the Company’s website at www.pbg.com.

Forward-Looking Statement
Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 29, 2007.

Description of Charges

	Costs in 2008	Costs Thereafter	Total Costs
	(in millions)	(in millions)	(in millions)
Structured to Succeed Initiative Impact on diluted earnings per share in 2008: $0.27 - $0.32	$80 — $100	$60 — $70	$140 — $170
Impairment Charge Impact on diluted earnings per share in 2008: $1.25	$412		$412
Total Restructuring and Impairment Charges Impact on diluted earnings per share in 2008: $1.52 — $1.57	$492 — $512	$60 — $70	$552 — $582

	Annualized	Total
	Savings*	Savings
Structured to Succeed Initiative	$150 — $160	$150 — $160

* Anticipated savings of at least $70 million expected in 2009.

Non-GAAP Measures

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including under the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Full-Year 2008 Guidance
Comparable Diluted Earnings Per Share	$2.20 to $2.26
Structured to Succeed initiative	(0.27) to (0.32)
Asset impairment charge	(1.25)
Restructuring charges & asset disposal charges – 2007 initiatives **	(0.01)
Reported Diluted Earnings Per Share	$0.62 to $0.73

** Restructuring Charges & Asset Disposal Charges – 2007 initiatives

Restructuring Charges
In the third and fourth quarters of 2007, PBG announced realignments in the Company’s organization. Since the inception of the program and through June 14, 2008, the Company incurred a pre-tax charge of approximately $33 million. Of this amount, we recorded $3 million in the first half of 2008, primarily relating to relocation expenses in our U.S. & Canada segment.

Asset Disposal Charge
During the fourth quarter of 2007, PBG adopted a Full Service Vending (FSV) Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. Over the course of the FSV Rationalization plan, we incurred a pre-tax charge of approximately $25 million, the majority of which was non-cash, including costs associated with the removal of these assets from service, disposal costs and redeployment expenses. Of this amount we incurred a pre-tax charge of $2 million in the first half of 2008 associated with the FSV Rationalization plan.

Operating Free Cash Flow
The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options. The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock. OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

2008 Full-Year OFCF Guidance
PBG expects its full-year 2008 OFCF to be about $525 million prior to the charge from the Structured to Succeed initiative. The Company anticipates capital expenditures to be about $750 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.2 billion.